Filed Pursuant to Rule 433

Registration No. 333-220106

Issuer Free Writing Prospectus dated June 10, 2019 relating to Preliminary

Prospectus Supplement dated June 10, 2019 to

Prospectus dated August 22, 2017

Unum Group

Final Term Sheet Relating to

$400,000,000 Aggregate Principal Amount of

4.000% Senior Notes due 2029

This term sheet relates to the senior notes referenced above (the “notes”) and should be read together with the preliminary prospectus supplement dated June 10, 2019 and the prospectus dated August 22, 2017 (including the documents incorporated by reference therein) relating to the notes offering before making a decision in connection with an investment in the notes. Terms used but not defined herein have the meanings ascribed to them in the preliminary prospectus supplement.

Issuer:	Unum Group (the “Issuer”)

Issuer Ratings:*	Baa2 (stable) (Moody’s) / BBB (stable) (S&P) / BBB (negative) (Fitch)

Expected Issue Ratings:*	Baa2 (Moody’s) / BBB (S&P) / BBB (Fitch)

Title of Notes:	4.000% Senior Notes due 2029

Aggregate Principal Amount Offered:	$400,000,000 aggregate principal amount of notes

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Public Offering Price:	99.633% of principal amount

Underwriting Discount:	0.650% of principal amount

Proceeds, before Expenses:	98.983% of principal amount; $395,932,000

Stated Maturity Date:	June 15, 2029

Interest Payment Dates:	June 15 and December 15, beginning December 15, 2019 (long first coupon)

Record Dates:	June 1 and December 1

Coupon:	4.000%

Redemption Provision:	Make Whole Call at any time prior to March 15, 2029, in whole or in part, at a discount rate of Treasury plus 30 basis points. Par Call at any time on or after March 15, 2029, in whole or in part, at 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to but excluding the date of redemption.

Benchmark Treasury:	2.375% due May 15, 2029

Benchmark Treasury Price and Yield:	102-01+; 2.145%

Spread over Benchmark:	+190 basis points

Yield to Maturity:	4.045%

Day Count Convention:	30/360

Legal Format:	SEC Registered

CUSIP Number:	91529Y AN6

ISIN Number:	US91529YAN67

Trade Date:	June 10, 2019

Settlement Date:	T+3; June 13, 2019

Listing:	None

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Deutsche Bank Securities Inc.

Co-Managers:

BB&T Capital Markets, a division of BB&T Securities, LLC

BNY Mellon Capital Markets, LLC

BofA Securities, Inc.

Fifth Third Securities, Inc.

J.P. Morgan Securities LLC

Regions Securities LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

*

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the U.S. Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement for this offering if you request them by contacting Citigroup Global Markets Inc. toll-free at 1-800-831- 9146, Goldman Sachs & Co. LLC at 1-866-471-2526, HSBC Securities (USA) Inc. toll-free at 1-866-811-8049.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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